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EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
JetBlue Investor Relations Amy Carpi (203) 656-7651 IR@jetblue.com

Corporate Communications (718) 709-3089 CorporateCommunications@jetblue.com

JETBLUE APPOINTS JOHN HARVEY EXECUTIVE VICE
PRESIDENT AND CHIEF FINANCIAL OFFICER;
JOHN OWEN NAMED EXECUTIVE VICE PRESIDENT —
SUPPLY CHAIN AND INFORMATION TECHNOLOGY

NEW YORK, May 11, 2006 — JetBlue Airways Corp. (Nasdaq: JBLU) today announced that John Harvey, who has been serving as the company 's Senior Vice President of Corporate Finance and Treasurer, has been promoted by the JetBlue Board of Directors to the position of Executive Vice President and Chief Financial Officer, effective immediately. He will continue to serve as JetBlue’s Treasurer until a successor is found. John Owen, who has been JetBlue's Executive Vice President and Chief Financial Officer since the company was formed in 1998, has been appointed to the newly created position of Executive Vice President — Supply Chain and Information Technology.

‘‘We are extremely pleased to announce the appointment of John Harvey as our Executive Vice President and Chief Financial Officer,’’ said David Neeleman, JetBlue's Chairman and CEO. ‘‘John is an exceptionally bright, talented and energetic leader with more that 16 years of airline finance experience, including more than six years at JetBlue. We are very fortunate to have such an outstanding and experienced successor to John Owen as our CFO.’’

John Harvey joined JetBlue in 1999 as Vice President and Treasurer. He has been directly responsible for JetBlue’s capital raising activities, including the financing of every aircraft delivered directly from Airbus or Embraer to JetBlue. He established the company’s cash management, credit card services, and risk management departments, as well as its fuel-hedging program. In 2003, Mr. Harvey left JetBlue and joined SkyWorks Capital LLC as Senior Vice President, where he was responsible for aviation-related financing transactions, before re-joining JetBlue in January 2004 as Vice President, Corporate Finance and Treasurer. Mr. Harvey began his career in the Dallas office of Ernst & Young. His background in aviation finance includes positions of progressive responsibility for Southwest Airlines and America West Airlines in both tax and treasury roles. Just prior to joining the JetBlue start-up team, Mr. Harvey was Vice President, Senior Portfolio Manager with ABN AMRO Bank in Chicago, where he managed a portfolio of airline clients. Mr. Harvey holds a BBA degree in Accounting and a Masters in Professional Accounting from the University of Texas at Austin, and is also a CPA.

‘‘We are deeply grateful for John Owen's outstanding service as our Chief Financial Officer since JetBlue was formed in 1998,’’ said David Neeleman. ‘‘His leadership and industry experience helped grow JetBlue to the success with customers we have today, and I am very pleased that John will continue to serve JetBlue as Executive Vice President — Supply Chain and Information Technology. These areas are vitally important to our cost control, future growth and success, and we will benefit greatly from John’s vast industry knowledge and his keen intellect.’’ In his new position, Mr. Owen will work closely with Todd Thompson, JetBlue’s Senior Vice President and Chief Information Officer, and Tom Anderson, Senior Vice President — Supply Chain and LiveTV, both of whom report to Mr. Owen.

In the six years since its launch, JetBlue Airways has focused on creating a new airline category — an airline that offers value, service and style. Based out of New York City, the low-cost carrier currently

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serves 36 destinations with more than 390 flights daily. Onboard JetBlue, customers enjoy roomy leather seats and 36 channels of free DIRECTV(r) programming (see Note), the most live TV available on any airline. On flights longer than two hours, a selection of first-run movies and bonus features from FOX InFlight(tm) is also available. JetBlue offers customers generous brand name snacks and beverages, including freshly brewed Dunkin' Donuts coffee, and delicious wines selected by the airline's Low Fare Sommelier, Josh Wesson from Best Cellars. On overnight flights from the West, the airline now offers Shut-Eye Service, with a Shut-Eye Kit(tm) designed exclusively for JetBlue by Bliss Spa and other special amenities including a ‘‘good morning’’ hot towel service. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

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Note: DIRECTV(r) service is not available on flights to/from Bermuda, Puerto Rico or the Dominican Republic; however, where applicable FOX InFlight is offered complimentary on these routes. FOX InFlight is a trademark of Twentieth Century Fox Film Corporation. JetBlue's in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.